                                                                    EXHIBIT 10.1

                         PERFORMANCE FOOD GROUP COMPANY
                            2006 CASH INCENTIVE PLAN

1.    PURPOSE OF THE PLAN.

      The purpose of the Plan is to advance the interests of the Company and its shareholders by providing incentives in the form of cash bonus awards to certain executives of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain appropriate executive talent and to motivate such officers to manage and grow the Company's business and to attain the performance goals articulated under the Plan. This Plan shall be administered pursuant to the Performance Food Group Company 2003 Equity Incentive Plan; it is the intention of the Company that all Awards hereunder to Covered Officers shall qualify for the "performance-based exception" to the deduction limitation imposed by Section 162(m) of the Code. All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the 2003 Equity Incentive Plan.

2.    DEFINITIONS.

      The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

      (a) "AWARD" means a cash bonus award granted pursuant to the Plan.

      (b) "BOARD" means the Board of Directors of the Company.

      (c) "CODE" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

      (d) "COMMITTEE" means the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

      (e) "COMPANY" means Performance Food Group Company, a Tennessee corporation, and its Subsidiaries.

      (f) "EFFECTIVE DATE" means the date on which the Plan takes effect in accordance with Section 13 of the Plan.

      (g) "PARTICIPANT" means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

      (h) "PERFORMANCE PERIOD" means the Company's 2006 fiscal year and/or any portion thereof or longer period including fiscal 2006 designated by the Committee.

      (i) "PLAN" means the Performance Food Group Company 2006 Cash Incentive Plan.

      (j) "SUBSIDIARY" means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.    ADMINISTRATION.

      The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the

Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company or any of its Subsidiaries, including, but not limited to the Company's Chief Executive Officer, the authority to take actions on its behalf pursuant to the Plan; provided, however, only the Committee may determine compensation awards to executive officers.

4.    ELIGIBILITY AND PARTICIPATION.

      The Committee shall determine the executive officers and, upon the recommendation of the Chief Executive Officer, such other persons who shall be Participants for any Performance Period. Participants shall be selected from among the employees of the Company and any of its Subsidiaries. The designation of Participants may be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.    AWARDS.

      (a) Performance Goals. Awards under the Plan shall be conditioned on the attainment of written performance goals which may be corporate and/or individual goals. Performance goals shall be recommended by the Chief Executive Officer and determined and approved by the Committee for any Performance Periods. The Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the Committee shall consider the recommendation of the Chief Executive Officer (other than with respect to his Award) and may consider such other matters as the Committee deems appropriate.

      (b) Weighting of Goals. The percentage of any Award payable pursuant to the Plan shall be based on the weights assigned to the applicable performance goal. Unless determined otherwise by the Committee, in the case of multiple individual performance goals, each such goal shall be given equal weight.

      (c) Target Bonus. The Committee shall determine and specify a target bonus amount to be payable pursuant to an Award for each Participant.

      (d) Amount Payable. The amount payable pursuant to an Award shall be determined by the Committee in its sole discretion based on the applicable target bonus amount, the prescribed weighting of the performance goals, and the Committee's determination of whether and to what extent each applicable performance goal has been met. The Committee shall establish a threshold of operating profit (excluding equity award expense; results of operations for entities acquired or disposed of during the Performance Period; and the effect of other non-recurring gains or losses, as determined in the sole discretion of the Committee) for the Company below which no Award will be paid.

      (e) Payment. The amount of the Award payable as determined by the Committee for any Performance Period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of the Performance Period. The Committee shall have the discretion to decrease, but not increase, the amount of any payment otherwise payable pursuant to an Award based on such factors as it shall deem appropriate, but will consider the recommendation of the Chief Executive Officer prior to making any such determination.

      (f) Termination of Employment. If a Participant dies, retires, is assigned to a different position or is granted a leave of absence, or if the Participant's employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period, a pro rata share of the Participant's award based on the period of actual participation may, in the Committee's sole discretion, be paid to the Participant after the end of any such Performance Period if it would have become earned and payable had the

Participant's employment status not changed.

6.    AMENDMENTS OR TERMINATION.

      The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant's consent; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.

7.    NO RIGHT TO EMPLOYMENT.

      Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.    NONTRANSFERABILITY OF AWARDS.

      An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.

9.    OFFSET OF AWARDS.

      Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.   ADJUSTMENTS UPON CERTAIN EVENTS.

      In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

11.   MISCELLANEOUS PROVISIONS.

      The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's (or Subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.   CHOICE OF LAW.

      The Plan shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed in the State of Tennessee.

13.   EFFECTIVENESS OF THE PLAN.

      The Plan shall be effective as of the date of its adoption by the Committee.